UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 25, 2025

VIEWBIX INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 001-42681

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

3 Hanehoshet St, Building B, 7th floor, Tel Aviv, Israel	6971068
(Address of Registrant’s Office)	(ZIP Code)

Registrant’s Telephone Number, including area code: +972 9-774-1505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2025, each of Mr. Amihay Hadad, the chief executive officer of Viewbix Inc. (the “Company”) and a member of the Company’s board of directors (the “Board”), and Mr. Liron Carmel, a member of the Board, the compensation committee of the Board (the “Compensation Committee”), and the audit committee of the Board (the “Audit Committee”), tendered his resignation from the Board, effective immediately. Mr. Hadad will continue to serve as the Company’s chief executive officer.

As a result of such resignations, the Board appointed Mr. Ronen Rosenbloom and Ms. Kineret Tzedef to the Board, effective immediately. In connection with such appointments, Mr. Rosenbloom was also appointed as a member of the Compensation Committee and Ms. Tzedef was also appointed as a member of the Audit Committee. The Board has determined that each of Mr. Rosenbloom and Ms. Tzedef is independent under the applicable rules of the SEC and The Nasdaq Stock Market

Each of Mr. Rosenbloom and Ms. Tzedef will receive the same compensation as the other non-executive members of the Board. The Company’s directors’ compensation program is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The Company also expects each of Mr. Rosenbloom and Ms. Tzedef to enter into the Company’s standard indemnity agreement for directors and officers.

There is no arrangement or understanding between each of Mr. Rosenbloom and Ms. Tzedef and any other persons pursuant to which each of Mr. Rosenbloom and Ms. Tzedef was appointed as a director. In addition, each of Mr. Rosenbloom and Ms. Tzedef is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The resignations of Mr. Hadad and Mr. Carmel from the Board were not the result of any disagreement with the Company, the Board or the Company’s management on any matter relating to the Company’s operations, policies, practices or otherwise.

Background of New Members of the Board

Ronen Rosenbloom has served as a member of the board of directors of N2OFF. Inc. (Nasdaq: NITO) since August 2020. Mr. Rosenbloom is an independent lawyer and has been working for a self-owned law firm specializing in white collar offences since 2004. Mr. Rosenbloom previously served on the board of directors of Xylo Technologies Ltd. (Nasdaq: XYLO) from 2018 to 2025 and Odysight.ai Inc. (Nasdaq: ODYS) (f/k/a ScoutCam Inc.) from 2019 to 2023. Prior to that, Mr. Rosenbloom served as chairman of the Israeli Money Laundering Prohibition committee and the Prohibition of Money Laundering Committee of the Tel Aviv District, both of the Israel Bar Association from November 2015 to December 2019. Mr. Rosenbloom holds an LL.B. from the Ono Academic College, an Israeli branch of University of Manchester.

Kineret Tzedef has served as a member of the board of directors of Charging Robotics Inc. (OTC: CHEV) since September 2025. Ms. Tzedef previously served as a member of the board of directors of Xylo Technologies Ltd. (Nasdaq: XYLO) from 2019 to 2025. Ms. Tzedef also serves as a director of sports division and served in other positions at Hapoel Organization (Israeli Sport Federation) since 2007. Ms. Tzedef serves as an external director at Upsellon Brands Holdings Ltd. (TASE: UPSL), and as an external director of Augwind Energy Tech Storage Ltd. (TASE: AUGN). Ms. Tzedef is admitted to the Israel Bar Association since 2014. Ms. Tzedef holds a LL.B. from the Academic Center for Law and Science, Israel and a B.Ed. in Law Study from the Academic College at Wingate, Israel.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viewbix Inc.

By:	/s/ Amihay Hadad
Name:	Amihay Hadad
Title:	Chief Executive Officer

Date: September 26, 2025